Exhibit 10.6

AMENDMENT NO. 10

TO THE

AMENDED AND RESTATED VENDOR AGREEMENT

BETWEEN ANTHEM, INC. AND AMERICAN WELL CORPORATION

This Amendment No. 10 (“Amendment No. 10”), dated and effective as of October 1, 2022 (“Amendment Effective Date”), is by and between Elevance Health, Inc., (“ANTHEM”) on behalf of itself and its Affiliates (“Elevance Health”) and American Well Corporation (“Supplier”), and amends that certain AMENDED AND RESTATED VENDOR AGREEMENT, between the Parties dated June 10, 2010 (the “Agreement”).

WHEREAS, ANTHEM and Supplier are parties to the Agreement; and

WHEREAS, ANTHEM and Supplier elect to amend the terms of the Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual agreements set forth below and other good and valuable consideration, intending to be legally bound, ANTHEM and Supplier hereby agree as follows:

1.
Exhibit H (Additional Required Clauses). Exhibit H, attached hereto, is hereby incorporated into this Agreement.

2.
Data Use Restrictions. Supplier agrees that it shall not access, use, or disseminate any data or information provided by Anthem, in whatever form, for any purpose other than the performance of Supplier’s obligations under this Agreement. Notwithstanding the foregoing, Anthem acknowledges and agrees that, to the extent permitted by applicable law, Supplier may for the Permitted Purposes defined below collect, create, use, aggregate, and disclose (i) digital usage and performance data with respect to the use and performance of the Vendor Services that does not identify Members or Anthem and (ii) de-identified data about Members collected or generated by the Vendor Services as long as such data is devoid of any information that identifies Members or Anthem, or with regard to which there is a reasonable basis to believe that the information could be used to identify individuals. "Permitted Purposes" means (i) for statistical and marketing analysis, (ii) to analyze use of the Vendor services, (iii) to improve efficiency and service tools for the use of the Services, and to analyze how Vendor might improve the Vendor Services; (iv) for secondary research or clinical audit purposes, and (v) and for its internal business purposes provided they are consistent with the terms of this Agreement.

3.
Inspection of Books and Records In accordance with the standards set out in 42 C.F.R. 422.504(i) and/or 42 C.F.R. 423.505(i), irrespective of whether the line of business being inspected its Medicare Advantage or not, Vendor acknowledges that Company, Federal and/or State Agencies, or their designees have the right to timely access to inspect, evaluate and audit any books, contracts, medical records, patient care documentation, and other records of Vendor, or its downstream delegated, including but not limited to Subcontractors or transferees involving transactions related to Company’s contract through ten (10) years from the final date of the contract period or from the date of the completion of any audit, or for such longer period provided for in 42 CFR §422.504(e)(4) or other applicable law, whichever is later. For the purposes specified in this provision, Vendor agrees to make available Vendor’s premises, physical facilities and equipment, records relating to Company’s Covered Individuals, including access to Vendor’s computer and electronic systems and any additional relevant information that vendor, Federal and/or State auditors may require upon reasonable notice.

4.
Compliance Program Effectiveness The company maintains an effective Compliance Program and Standards of Business Conduct and requires its employees to act in accordance therewith. The Company will provide a copy of its then current Code of Conduct to Vendor upon request. Consistent with the preceding and to the extent applicable to performance under this Agreement, Company and its Subcontractors may be required to monitor for Fraud, Waste, and Abuse consistent with Federal and State guidance. Vendor acknowledges that certain guidance on Fraud, Waste and Abuse may be applicable to the Vendor’s provision of the Services and agrees to take appropriate actions to identify and/or monitoring for such activities, including but not limited to producing Vendor’s plan to monitor for Fraud, Waste, and Abuse. Company agrees that Vendor’s Fraud Waste and Abuse Policies and Procedures may be provided as proof of satisfaction of these requirements.

5.
Adherence to New Compliance Requirements Should Federal and/or State agencies enact new requirements that impact the Services being provided by Vendor or its Subcontractors, Vendor will provide written evidence of its/their or its/their Subcontractors compliance prior to the implementation date of the new requirement

6.
Identity of Elevance Health, Inc. Elevance Health, Inc. hereby replaces Anthem, Inc. as a party under the Master Agreement. All references to Anthem are hereby replaced with Elevance Health.

7.
No Other Modifications. Except as provided herein, and as previously amended, the terms and conditions of the original Agreement and prior amendments thereto shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of ANTHEM and Supplier has executed or caused to this Amendment No. 10 to be executed as of the date set forth above by its duly authorized representative.

SUPPLIER. ANTHEM, INC.

By: s/o Brad Gay_______________ By:_s/o Anar Pathak____________

Printed Name Brad Gay Printed Name:

Title: General Counsel Title: Director, Sourcing__________

Date: 11/4/22____________________ Date:11/4/22___________________

1.
Incorporated Clauses. The Federal Acquisition Regulation (FAR) clauses and Code of Federal Regulations (CFR) provisions referenced below are incorporated herein by reference, with the same force and effect as if they were given in full text:
(i)
FAR 52.204-23, Prohibition on Contracting for Hardware, Software, and Services Developed or Provided by Kaspersky Lab and Other Covered Entities (NOV 2021) (Section 1634 of Pub. L. 115-91).
(ii)
FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment. (NOV 2021) (Section 889(a)(1)(A) of Pub. L. 115-232).

(iii)
41 CFR: Contractor shall abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a), when monetary threshold requirements contained therein apply. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, national origin, or for inquiring about, discussing, or disclosing information about compensation. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. Contractor additionally agrees to comply with the employee notice provisions set forth in 29 CFR Part 471, Appendix A to Subpart A (Executive Order 13496), when applicable.

***End of Exhibit H***